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FOR IMMEDIATE RELEASE
January 2, 2003


                  CenterState Banks of Florida, Inc. Announces
                   Completion of Merger with CenterState Bank
                             Appointment of new CEO


     WINTER HAVEN, FL. - January 2, 2003 -- CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) announced the completion of the merger with CenterState Bank of Florida effective as of the close of business December 31, 2002. Shareholders of CenterState Bank received $2.40 cash and .53631 share of CSFL common stock for each share of common stock of CenterState Bank.
CSFL's closing price, as reported by NASDAQ, on December 31, 2002 was $19.66.

     CenterState Bank will continue to operate as an independent wholly owned subsidiary of CSFL, similar to CSFL's other three wholly owned subsidiary banks. The completion of this transaction has increased the Company's full service locations from eighteen to twenty-one throughout Central Florida.

     Separately, the Company announced the election of Ernest S. Pinner as CEO effective December 31, 2002. Mr. Pinner had previously served as President and Executive Vice President of CSFL. Mr. Pinner is also the CEO and President of CenterState Bank.

     Commenting on the merger, Mr. Pinner stated, "We are enthusiastic about combining the two organizations which share a common vision and will continue providing the highest quality customer service that we believe only community banks can deliver. This combination will not only enhance our ability to serve our customers and increase our lending capabilities, but it also will increase the Company's outstanding shares from approximately 2.8 million to 3.3 million resulting in an immediate enhancement in the liquidity of CenterState Bank shareholders' investment."

     The Company's stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be addressed to Advest, Inc., Allen C. Ewing & Co., or Ryan Beck & Co. For additional information contact James J. Antal, CFO, at 863-419-0833.

"Safe Harbor'' Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as ``may,'' ``will,'' ``should,'' ``expects,'' ``scheduled,'' ``plans,'' ``intends'', ``anticipates,'' ``believes, '' ``estimates,'' ``potential,'' or ``continue' or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.